                    AGREEMENT AND PLAN OF REORGANIZATION

                                 Dated as of

                               August 27, 1999

                              between and among

                          XML - TECHNOLOGIES, INC.

                                     and

                     INTERNATIONAL CAPITAL FUNDING, INC.

                                     and

                The Shareholders of XML - TECHNOLOGIES, INC.

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                              TABLE OF CONTENTS


SECTION 1:  GENERAL DEFINITIONS                                          -1-
     1.1  Best Knowledge.                                                -1-
     1.2  Code.                                                          -1-
     1.3  ERISA.                                                         -1-
     1.4  Exchange Act.                                                  -2-
     1.5  Fiscal Year.                                                   -2-
     1.6  Governmental Authority.                                        -2-
     1.7  Governmental Requirement.                                      -2-
     1.8  Legal Requirements.                                            -2-
     1.9  IRS.                                                           -2-
     1.10 Ownership Interest.                                            -2-
     1.11 Person.                                                        -2-
     1.12 Section.                                                       -2-
     1.13 Securities Act.                                                -2-
     1.14 Taxes.                                                         -2-

SECTION 2:  EXCHANGE OF STOCK                                            -3-
     2.1                                                                 -3-
     2.2  Income Tax Considerations.                                     -3-

SECTION 3:  CLOSING                                                      -3-
     3.1  General Procedure.                                             -3-
     3.2  Time and Place.                                                -3-
     3.3  Covenants Regarding Closing.                                   -3-
     3.4  Conditions to Obligation of ICF.                               -4-
     3.5  Conditions to Obligation of XML and Shareholders.              -4-
     3.6  Specific Items to be Delivered at the Closing.                 -5-
     3.7  Escrow and Redemption Option                                   -7-
     3.8  Election of Directors and Executive Officers of XML.          -10-

SECTION 4:  REPRESENTATIONS AND WARRANTIES BY XML AND SHAREHOLDERS      -10-
     4.1  Organization and Standing.                                    -10-
     4.2  Subsidiaries, etc.                                            -10-
     4.3  Qualification.                                                -11-
     4.4  Financial Statements.                                         -11-
     4.5  Capitalization of the Corporation.                            -11-
     4.6  No Defaults.                                                  -11-
     4.7  Taxes.                                                        -11-
     4.8  No Actions, Proceedings, etc.                                 -12-
     4.9  Post Balance Sheet Changes.                                   -12-
     4.10 No Breaches.                                                  -12-
     4.11 Corporate Acts and Proceedings.                               -12-
     4.12 Registered Rights and Proprietary Information.                -13-
     4.13 No Liens or Encumbrances.                                     -14-

SECTION 5:  COVENANTS OF XML                                            -14-
     5.1  Preservation of Business.                                     -14-
     5.2  Ordinary Course.                                              -14-
     5.3  Negative Covenants.                                           -15-
     5.4  Access to Books and Records, Premises, etc.                   -15-
     5.5  Compensation.                                                 -15-

SECTION 6:  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS              -15-
     6.1  Share Ownership.                                              -15-
     6.2  Rights Ownership.                                             -15-
     6.3  Restriction on Future Transfer.                               -16-
     6.4  Unregistered Stock.                                           -16-
     6.5  Stock Acquired for Investment; Limitations on Dispositions.   -16-

SECTION 7:  REPRESENTATIONS AND WARRANTIES OF ICF                       -17-
     7.1  Organization and Standing.                                    -17-
     7.2  Subsidiaries, etc.                                            -17-
     7.3  Qualification.                                                -17-
     7.4  Financial Statements                                          -17-
     7.5  Capitalization of the Corporation                             -17-
     7.6  No Defaults.                                                  -18-
     7.7  Taxes.                                                        -18-
     7.8  No Actions, Proceedings, etc.                                 -18-
     7.9  Post Balance Sheet Changes.                                   -18-
     7.10 No Breaches.                                                  -19-
     7.11 Corporate Acts and Proceedings.                               -19-
     7.12 Labor Matters.                                                -19-
     7.13 Compliance with Reporting Requirements.                       -19-

SECTION 8:  COVENANTS OF ICF                                            -19-
     8.1  Preservation of Business.                                     -19-
     8.2  Ordinary Course.                                              -20-
     8.3  Negative Covenants.                                           -20-
     8.4  Access to Books and Records, Premises, etc.                   -20-
     8.5  Compensation.                                                 -21-

SECTION 9:  INDEMNIFICATION AND REMEDIES FOR BREACH                     -21-
     9.1  Indemnification by ICF.                                       -21-
     9.2  Indemnification by Shareholders.                              -22-
     9.3  Indemnification by XML.                                       -22-
     9.4  Additional Notice.                                            -23-
     9.5  Determination of Damages and Related Matters.                 -23-
     9.6  Remedies for Breach.                                          -24-

SECTION 10:  NONDISCLOSURE OF CONFIDENTIAL INFORMATION                  -24-

SECTION 11:  EXPENSES                                                   -25-

SECTION 12:  MISCELLANEOUS                                              -25-
     12.1 Attorney's Fees.                                              -25-
     12.2 Survival and Incorporation of Representations.                -25-
     12.3 Incorporation by Reference.                                   -26-
     12.4 Parties in Interest.                                          -26-
     12.5 Amendments and Waivers.                                       -26-
     12.6 Waiver.                                                       -26-
     12.7 Governing Law - Construction.                                 -26-
     12.8 Limitation of Actions.                                        -26-
     12.9 Notices.                                                      -26-
     12.10 Fax/Counterparts.                                            -27-
     12.11 Captions.                                                    -28-
     12.12 Severability.                                                -28-
     12.13 Jurisdiction and Venue.                                      -28-
     12.14 Good Faith Cooperation and Additional Documents.             -28-
     12.15 Specific Performance.                                        -28-
     12.16 Assignment.                                                  -28-
     12.17 Authority to Sign.                                           -29-
     12.18 Execution of Documents.                                      -29-
     12.19 Time.                                                        -29-

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
                    AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT is made and entered into effective this 27th day of August, 1999, by and between the undersigned individuals in their capacities as Shareholders of XML - Technologies, Inc., a Nevada corporation, ("Shareholders"), XML - TECHNOLOGIES, INC., a Nevada corporation, ("XML") and INTERNATIONAL CAPITAL FUNDING, INC., a Colorado corporation, ("ICF"). (XML and ICF may hereafter sometimes collectively be referred to as the "Companies".)

                                 WITNESSETH

     WHEREAS, Shareholders are the actual and beneficial owners of shares, constituting one hundred percent (100%) of the issued and outstanding shares of common stock of XML; and

     WHEREAS, ICF desires to acquire all of the issued and outstanding shares of common stock of XML owned by Shareholders, as well as any and all other equity rights, options, warrants and the like owned by Shareholders subject to the terms and conditions set forth in this Agreement; and

     WHEREAS, Shareholders desire to exchange all of their shares of common stock and other rights in XML, subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and adequacy whereof is hereby acknowledged, the parties agree as follows:

SECTION 1:  GENERAL DEFINITIONS

     For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     1.1 Best Knowledge. "Best Knowledge" shall mean both what a Person knew as well as what the Person should have known had the Person exercised reasonable diligence. When used with respect to a Person other than a natural person, the term "Best Knowledge" shall include matters that are known to the current directors, officers, partners, trustees, administrators, executors, managers, employees, consultants and agents of the Person, as well as past directors, officers, partners, managers and employees of the Person.

     1.2 Code. "Code" means the Internal Revenue Code of 1986, as amended.

     1.3 ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.4 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.5 Fiscal Year. "Fiscal Year" shall mean a twelve-month period beginning January 1;

     1.6 Governmental Authority. "Governmental Authority" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any division or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

     1.7 Governmental Requirement. "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

     1.8 Legal Requirements. "Legal Requirements" means applicable common law and any statute, ordinance, code or other laws, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including, without limitation, any order, decree, award, verdict, findings of fact, conclusions of law, decision or judgment, whether or not final or appealable, of any court, arbitrator, arbitration board or administrative agency.

     1.9  IRS.  "IRS" means the Internal Revenue Service.

     1.10 Ownership Interest. "Ownership Interest" shall mean any form of direct or indirect interest in the ownership, equity or profits of XML or ICF, whether certificated or non-certificated, issued or unissued, contingent or otherwise, including, without limitation, the following:
Shares, or the right thereto, executory rights to receive Shares, options, warrants, instruments or obligations convertible into Shares or profit interests.

     1.11 Person. "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

     1.12 Section. Unless otherwise stated herein, the term "Section" when used in this Agreement shall refer to the Sections of this Agreement.

     1.13 Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     1.14 Taxes. "Tax" and "Taxes" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

SECTION 2:  EXCHANGE OF STOCK

     2.1 Subject to the terms and conditions hereinafter set forth, on the Closing Date, Shareholders shall deliver to ICF, and ICF shall accept from Shareholders, the shares of XML common stock set forth on Exhibit 2.1 in exchange for an aggregate of 12,500,000 shares of ICF $0.0001 par value common stock ("ICF Shares" or "Exchange Shares"), pro rata, which Exchange Shares shall be issued to Shareholders pro rata (hereinafter the "Exchange"). The Exchange Shares shall be delivered into escrow in accordance with Section 3.8 hereof at Closing upon the delivery to ICF by Shareholders of their certificates representing shares of common stock of XML, which shares shall constitute one hundred percent (100%) of the issued and outstanding shares of common stock of XML, said certificates duly endorsed by Shareholders in favor of ICF in such form to be acceptable for transfer:

     2.2 Income Tax Considerations. It is the intention of the parties hereto that the exchange of stock contemplated by this Agreement will qualify for treatment as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the parties hereby agree to undertake all actions necessary both before and after the consummation of the Exchange to effect such treatment.

SECTION 3:  CLOSING

     3.1 General Procedure. At the Closing each party shall deliver such documents, instruments and materials as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the other parties.

     3.2 Time and Place. The Closing shall take place in the offices of ICF, as soon as practicable but in no event later than (i) five (5) business days from the date of the satisfaction or waiver of all conditions precedent set forth in Sections 3.5 and 3.6 or (ii) August 31, 1999, or such time and place as shall be mutually acceptable to the parties, subject to the following provisions:

     3.3 Covenants Regarding Closing. The Companies hereby covenant and agree that they shall (i) use reasonable efforts to cause each of their respective Exhibits to be prepared and exchanged with the other party, and its legal counsel, within ten (10) business days following the execution of this Agreement, except to the extent the express terms of this Agreement provide for a different time period for such delivery to be accomplished,
(ii) use reasonable efforts to cause all of their respective representations and warranties set forth in this Agreement, and Exhibits hereto, to be true on and as of the Closing Date, (iii) use reasonable efforts to cause all of their respective obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled, (iv) use reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date, and (v) use reasonable efforts to deliver to each other at the Closing the certificates, updated lists, notices, consents, authorizations, approvals, agreements, transfer documents, receipts and amendments contemplated hereby (with such additions or exceptions to such items as are necessary to make the statements set forth in such items accurate and acceptable, provided that if any such additions or exceptions cause any of the conditions to the Companies' obligations hereunder as set forth hereinbelow not to be fulfilled, such additions and exceptions shall in no way limit the rights of the parties hereto to terminate this Agreement or refuse to consummate the transactions contemplated hereby).

     3.4 Conditions to Obligation of ICF. The obligation of ICF to complete the Exchange on the Closing date on the terms set forth in this Agreement is, at the option of ICF, subject to the satisfaction or waiver by ICF of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties made by Shareholders and XML in this Agreement shall be correct in all material respects on and as of the Closing date with the same force and effect as though such representations and warranties had been made on the Closing date.

          (b) Compliance with Covenants. All covenants which Shareholders and/or XML are required to perform or comply with on or before the Closing date shall have been fully complied with or performed in all material respects.

          (c) Corporate Approvals. The Board of Directors of XML and its Shareholders, if necessary, shall have approved and ratified this Agreement and shall have authorized the appropriate officers of XML to execute same and fully perform its terms.

          (d) Consents and Approvals. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which XML is a party shall require the consent of any person to the exchange of XML's shares of common stock or any other transaction provided for herein, such consent shall have been obtained; provided, however, that XML shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by ICF to the extent that such condition otherwise has an effect on ICF.

          (e) Other Documents. The parties shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as each respective party or its attorneys may have reasonably requested.

          (f) Audited Financial Statements. At Closing, XML shall deliver to ICF its affirmative undertaking to obtain and deliver to ICF within sixty (60) days following the Closing, its audited financial statements accompanied by a report of its independent certified public accountants containing audited balance sheets of XML for a minimum of one (1) fiscal year, or until inception, whichever is shorter, together with statements of operations for XML for a minimum of two (2) fiscal years, or to the date of inception, whichever is shorter, which financial statements and the report of auditors shall be in such form as to fully comply with all requirements of Regulation SB and any other applicable securities laws, and which financial statements and the report of auditors shall be in all respects satisfactory to ICF and its legal counsel.

     3.5 Conditions to Obligation of XML and Shareholders. The obligations of Shareholders and/or XML, respectively, to complete the Exchange on the Closing date on the terms set forth in this Agreement is, at the option of XML and Shareholders, subject to the satisfaction or waiver by Shareholders and/or XML, respectively, of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties made by ICF in this Agreement shall be correct in all material respects on and as of the Closing date with the same force and effect as though such representations and warranties had been made on the Closing date.

          (b) Compliance with Covenants. All covenants which ICF is required to perform or comply with on or before the Closing date shall have been fully complied with or performed in all material respects.

          (c) Corporate Approvals. The Board of Directors of ICF and its Shareholders, if necessary, shall have approved and ratified this Agreement and shall have authorized the appropriate officers to execute same and fully perform its terms.

          (d) Consents and Approvals. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which ICF is a party shall require the consent of any person to the exchange of ICF's shares of common stock or any other transaction provided for herein, such consent shall have been obtained; provided, however, that ICF shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by XML to the extent that such condition otherwise has an effect on XML or ICF.

          (e) Other Documents. The parties shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as each respective party or its attorneys may have reasonably requested.

     3.6 Specific Items to be Delivered at the Closing. The parties shall deliver the following items to the appropriate party at the Closing of the transactions contemplated by this Agreement.

          (a)  To be delivered by XML:

               (i) Copy of corporate resolutions authorizing the execution of this Agreement, and the consummation by XML of the transactions contemplated by this Agreement.

               (ii) A certificate of the President of XML stating that the representations and warranties of XML set forth in this Agreement are true and correct. Said certificate shall further verify and affirm that all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect.

             (iii) A certificate dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of XML, in form and substance satisfactory to the other party and its legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of XML to close, have been fulfilled, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

               (iv) Certificates dated the Closing Date, signed by the
                    Secretary of XML, (i) certifying resolutions duly adopted by the Board of Directors and Shareholders of XML, authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant thereto; (ii) certifying the names and incumbency of the officers of XML who are empowered to execute the foregoing documents for and on behalf of such company; (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of XML; and (iv) certifying the authenticity of a reasonably current Certificate of Good Standing, from all jurisdictions in which the company is qualified to conduct business.

          (b)  To be delivered by Shareholders:

               (i) Certificate or certificates representing 100% of the issued and outstanding common shares of XML, which stock certificates shall be endorsed in favor of ICF.

               (ii) Assignments, if any, with unconditional warranties of title, duly executed by Shareholders, assigning to ICF any and all equity rights, including, but not limited to, options, warrants, puts and so forth, which Shareholders may own in XML at the time of Closing.

              (iii) Certificate of Shareholders in which they state that they own the shares and other rights of XML free and clear of all liens, encumbrances, security interests and limitations on transfer whatsoever.

               (iv) Certificate of Shareholders confirming the accuracy, as of the Closing date, of the representations and warranties of Shareholders set forth in this Agreement.

               (v) Irrevocable Stock Powers to be placed in escrow pursuant to Section 3.7 hereof.

          (c)  To be delivered by ICF:

               (i) Certificate or certificates representing 12,500,000 shares of ICF Common Stock, which stock certificates shall be issued in the name of Shareholders; and

               (ii) Copy of corporate resolution authorizing the execution of this Agreement and the consummation by ICF of the transactions contemplated by this Agreement, including, but not limited to, the issuance of ICF Common Stock in the amounts and manner set forth in Section 2.1 above; and

             (iii) A certificate dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of ICF, in form and substance satisfactory to the other party and its legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of ICF to close, have been fulfilled, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

               (iv) Certificates dated the Closing Date, signed by the
                    Secretary of ICF, (i) certifying resolutions duly adopted by the Board of Directors of ICF, authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant thereto; (ii) certifying the names and incumbency of the officers of XML who are empowered to execute the foregoing documents for and on behalf of such company; (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of ICF; and (iv) certifying the authenticity of a reasonably current Certificate of Good Standing, from all jurisdictions in which the company is qualified to conduct business.

     3.7  Escrow and Redemption Option.

          (a) Escrow Deposit. On the Closing Date, ICF shall cause the certificates representing the 12,500,000 Exchange Shares issuable to Shareholders pursuant to Section 2.1 together with Irrevocable Stock Powers duly executed and delivered by Shareholders pursuant to Section 3.7(b)(v) to be delivered to the ICF acting corporate Secretary ("Escrow Agent") to be held, in escrow, in accordance with the terms and conditions of this
Section 3.7.

          (b)  Terms of Escrow.

               (i) Notwithstanding the delivery of said shares to the Escrow Agent, the ICF stock transfer book shall reflect that such shares have been lawfully and validly issued to and are beneficially owned by Shareholders subject to the terms of this escrow.

               (ii) Upon the first to occur of (i) the delivery to ICF's
                    legal counsel of a certificate executed by the independent accountant examining the financial statements of XML that those financial statements can and will be audited, and a report thereon issued without condition or qualification in accordance with the requirements of Regulation SB and Regulation S-X; or (ii) the completion and delivery to ICF's legal counsel of the audited financial statements and pro forma financial information of XML required to enable ICF to file and otherwise comply with the requirements of Form 8-K under the Exchange Act, the Escrow Agent shall release and deliver to Shareholders the Exchange Shares. In connection with such release, the Escrow Agent may rely upon the representations and instructions of ICF's legal counsel that the foregoing condition has been satisfied.

             (iii) In the event the Exchange Shares are not released in accordance with the provisions of Section 3.8(b)(ii) prior to sixty (60) days from the Closing Date ("Delivery Date"), due to the failure to satisfy the condition precedent provided for therein, the Exchange Shares shall become subject to a right of redemption provided for in Section 3.8(c). In the event the Escrow Agent receives written notification that the Board of Directors of ICF has exercised its right and option to repurchase and redeem the Exchange Shares in accordance with the provisions of Section 3.7(c), and that the redemption price therefor has been paid to Shareholders, the Escrow Agent shall cancel the certificates being held in escrow and shall return the Exchange Shares to the authorized and unissued capital stock of ICF.

               (iv) While the Exchange Shares are being retained in escrow, such shares may not be transferred or encumbered by Shareholders. Notwithstanding the foregoing, while the Exchange Shares are being retained in escrow, Shareholders shall be entitled to exercise all voting rights with respect to the Exchange Shares.

          (c)  Redemption Option.

               (i) In the event that audited financial statements from inception and pro forma financial information of XML in form and substance satisfactory to comply with Form 8-K under the Exchange Act are not delivered, to ICF's legal counsel on or before the Delivery Date, then ICF shall have the irrevocable right and option to repurchase and redeem from Shareholders at a purchase price of $.000001 per share, any or all Exchange Shares. ICF shall exercise this option, if at all, by delivering to Shareholders, any time after Delivery Date, the following:

                    A.   Written notice of ICF's exercise of its Redemption
                         Option;

                    B. Payment of the Redemption Price, in cash or certified funds; and

                    C. A certificate representing all of the shares of XML common stock previously owned by Shareholders and exchanged for the Exchange Shares pursuant to
                         Section 2.1 of this Agreement.

               (ii) The Company is hereby authorized by Shareholders to
                    transfer record ownership of the Exchange Shares being held in escrow upon the exercise by ICF of the foregoing repurchase option. At the closing, Shareholders shall deliver executed Irrevocable Stock Powers to ICF to be held in escrow for subsequent use in effecting transfer of ownership of such shares upon the exercise of such option.

             (iii) In the event the Company exercises its Redemption Option provided for in this Section 3.7(c), XML covenants and agrees that it shall be liable for the repayment to ICF of any and all sums of money and the value of any and all property and services provided by ICF, or its affiliates, and received by XML, regardless of its form, description or characterization. Said obligation shall include, without limitation, the value of any and all equity investment, loans, tangible or intangible property, services whether provided directly or paid for by ICF and the like. The principal amount of such obligation shall be due and owing by XML to ICF, together with interest calculated at the rate of twelve percent (12%) per annum accruing from the date of this Agreement. Said sums shall be due and payable sixty (60) days from the date the Exchange Shares are redeemed and, if not paid when due, the principal amount, together with all accrued and unpaid interest, shall accrue interest at a default rate of fifteen percent (15%) per annum and Shareholders shall, in addition to all other damages suffered by ICF, be liable for any collection costs incurred by ICF, including its reasonable attorneys' fees.

               (iv) Notwithstanding the provisions of Section 3.7(c)(i),
                    the Redemption Option granted to ICF pursuant to this
                    Section 3.7(c) shall terminate and shall be null, void, and of no legal force and effect in the event audited financial statements and pro forma financial information of XML as provided for herein are delivered to ICF's legal counsel after the Delivery Date but before ICF exercises its Redemption Option. In such event, the Exchange Shares shall be delivered by Escrow Agent to Shareholders pursuant to the provisions of
                    Section 3,7(b)(ii) hereof.

               (v) In the event ICF exercises its Redemption Option granted herein, said exercise shall be deemed to likewise constitute the resignation by Shareholders from any position, office or directorship held by such Shareholders as well as the termination of any consultation or employment agreement between the Company on the one hand and the Shareholders on the other. Upon exercise of such Redemption Option, ICF, its affiliates, shareholders, officers and directors, shall be deemed released and forever discharged from any debt, obligation or liability, whether accrued or executory, to XML or Shareholders. Upon exercise of such Redemption Option, XML and Shareholders, jointly and severally, agree to indemnify and hold harmless ICF from any debt, claim, liability or other obligation incurred by XML or Shareholders during the period of time that XML was a wholly owned subsidiary of ICF.

     3.8  Election of Directors and Executive Officers of XML.

          (a) At Closing, the Board of Directors of XML shall be reconstituted so as to be comprised of the following persons:

               Matthew Mackenzie
               Duane Nickull
               Michael Palethorpe

          (b) At Closing, the Board of Directors shall nominate and elect the following persons to serve as executive officers of XML until the regular annual meeting of XML's Board of Directors:

               Duane Nickull - President
               Jamie Hoglund - Secretary
               Michael Palethorpe - Treasurer

SECTION 4:  REPRESENTATIONS AND WARRANTIES BY XML AND  SHAREHOLDERS

     As a material inducement to ICF to enter into this Agreement and with the understanding and expectations that ICF will be relying thereon in consummating the Exchange contemplated hereunder, XML (hereinafter referred to as the "Corporation" or "XML " for the purposes of this Section 4 only), and Shareholders, hereby jointly and severally represent and warrant as follows:

     4.1 Organization and Standing. XML is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

     4.2 Subsidiaries, etc. The Corporation does not have any direct or indirect ownership interest in any corporation, partnership, joint venture, association or other business enterprise except:

               XML Global Research, Inc.
               Walkabout Web Design Ltd.

     4.3 Qualification. The Corporation is not qualified to engage in business as a foreign corporation in any state and there is no other jurisdiction wherein the character of the properties presently owned by the Corporation or the nature of the activities presently conducted by the Corporation makes necessary the qualification, licensing or domestication of the Corporation as a foreign corporation.

     4.4 Financial Statements. The following statements shall be provided to ICF within ten days of the date hereof as Exhibit 4.4:

          Unaudited financial statements of the corporation containing balance sheets and statements of operations covering the period from inception through and as of June 30, 1999.

          As of the date hereof, and as of Closing, the Corporation does not have any liabilities or payables (absolute or contingent, known or unknown) except for liabilities or payables set forth on XML's financial statements or otherwise disclosed in writing to ICF, or except for liabilities and payables incurred in the ordinary course of business.

     4.5 Capitalization of the Corporation. The authorized capital stock of the Corporation consists entirely of 20,000,000 shares common stock having $.001 par value per share. As of the date of this Agreement, and as of the Closing,12,500,000 shares of common stock and no shares of preferred stock are issued and outstanding. All outstanding shares of the Corporation's capital stock have been validly issued and are fully paid and nonassessable. There are no other equity securities of the Corporation authorized, issued or outstanding, and there are no authorized, issued or outstanding subscriptions, options, warrants, contracts, calls, commitments or other purchase rights of any nature or character relating to any of the Corporation's capital stock, equity securities, debt or other securities convertible into stock or equity securities of the Corporation.

     4.6 No Defaults. Each of the leases, contracts, agreements and insurance policies to which XML is a party is in full force and effect as of the date hereof with no material defaults existing thereunder.

     4.7 Taxes. The Corporation has filed (or has obtained extensions for filing) all income, excise, sales, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof by the United States of America, any state or other political subdivision thereof or any foreign country and has paid all Taxes or assessments relating to the time periods covered by such returns or reports. To the Best Knowledge of the Corporation and the Shareholders, except as set forth in Exhibit 4.7, the amounts set up as provisions for Taxes in the Latest Financial Statements are sufficient for the payment of all unpaid federal, foreign, state or local Taxes of the Corporation accrued for or applicable to all periods ended on or prior to the date of this Agreement, or which may subsequently be determined to be owing by the Corporation with respect to all periods ending on or prior to the Closing date, subject to normal year-end adjustments, which will not be material. There are no present disputes as to Taxes of any nature payable by the Corporation.

     4.8 No Actions, Proceedings, etc. There is no action or proceeding (whether or not purportedly on behalf of the Corporation) pending or threatened by or against the Corporation, nor does there exist any basis therefor, which might result in any material adverse change in the condition, financial or otherwise, of the Corporation's business or assets. No order, writ or injunction or decree has been issued by, or requested of any court or governmental agency which does nor may result in any material adverse change in the Corporation's assets or properties or in the financial condition or the business of the Corporation. The Corporation is not liable for damages to any employee or former employee as a result of any violation of any state, federal or foreign laws directly or indirectly relating to such employee or former employee.

     4.9 Post Balance Sheet Changes. Since the date of the latest financial statements through the date of this Agreement, the Corporation has not (a) issued, bought, redeemed or entered into any agreements, commitments or obligations to sell, buy or redeem any shares of its capital stock; (b) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to lien charges, or other encumbrance any of its assets, other than the lien of current or real property taxes not yet due and payable; (e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets or its business; (g) made or suffered any amendment or termination of any material contract or any agreement which adversely affects its business; (h) received notice or had knowledge of any labor trouble other than routine grievance matters, none of which is material; (i) increased the salaries or other compensation of any of its directors, officers or employees or made any increase in other benefits to which employees may be entitled; (j) sold, transferred or otherwise disposed of any of its assets, other than in the ordinary course of business; (k) declared or made any distribution or payments to any of its Shareholders, officers or employees, other than wages and salaries made to employees in the ordinary course of business;
(l) revalued any of its assets; or (m) entered into any transactions not in the ordinary course of business.

     4.10 No Breaches. The Corporation is not in violation of, and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Corporation is a party or by which its assets are bound; nor will the consummation of the transactions contemplated hereby cause XML or the Shareholders to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Corporation is, was or may be bound or to which any of the Corporations assets are subject.

     4.11 Corporate Acts and Proceedings. This Agreement has been duly authorized by all necessary corporate action on behalf of XML, has been duly executed and delivered by authorized officers of XML, and is a valid and binding Agreement on the part of XML that is enforceable against XML in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

     4.12 Registered Rights and Proprietary Information.

          (a) Exhibit 4.12 hereto contains a true and complete list of all patents, letters patent and patent applications, service marks, trademark and service mark registrations and applications, copyright, copyright registrations and applications, grants of licenses and rights to XML with respect to the foregoing, both domestic and foreign, claimed by XML or used or proposed to be used by XML in the conduct of its business (collectively herein, "Registered Rights"). Exhibit 4.12 hereto also contains a true and complete list of all computer files comprising software owned by XML (hereafter collectively the "Proprietary Information"). XML is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Registered Right or Proprietary Information with respect to the use thereof in the conduct of the business of XML or otherwise.

          (b) XML owns and has the unrestricted right to use the Registered Rights and Proprietary Information required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by XML or relating to the conduct or proposed conduct of the business of XML, free and clear of any right, title, interest, equity or claim of others. XML has taken all necessary steps (including without limitation entering into appropriate confidentiality, assignment of rights and non-competition agreements with all officers, directors, employees and consultants of XML and others with access to or knowledge of the Proprietary Information) to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the Proprietary Information and all related documentation and intellectual property rights therein necessary for the conduct or proposed conduct of the business of XML.

          (c) XML has not sold, transferred, assigned, licensed or subjected to any right, lien, encumbrance or claim of others, any Proprietary Information, including without limitation any Registered Right, or any interest therein, related to or required for the design, development, manufacture, operation, sale or use of any product or service currently under development or manufactured, or proposed to be developed, sold or manufactured, by XML. Exhibit 4.12 contains a true and complete list and description of all licenses of Proprietary Information granted to XML by others or to others by XML. Except as described in Exhibit 4.12 hereto, there are no claims or demands of any person pertaining to, or any proceedings that are pending or threatened, which challenge the rights of XML in respect of any Proprietary Information used in the conduct of the business of XML.

          (d) XML owns and on the Closing Date shall own exclusively all right, title and interest in the Registered Rights and Proprietary Information, free and clear of all liens, encumbrances, restrictions, claims and equities of any kind whatsoever, has and shall have the exclusive right to use, sell, license or dispose of, and has and shall have the exclusive right to bring action for the infringement of the Registered Rights and the Proprietary Information. The marketing, promotion, distribution or sale by XML of any products or interests subject to the Registered Rights or making use of Proprietary Information shall not constitute an infringement of any patent, copyright, trademark, service mark or misappropriation or violation of any other party's proprietary rights or a violation of any license or agreement by XML. To the knowledge of XML after due inquiry no facts or circumstances exist that could result in the invalidation of any of the Registered Rights.

     4.13 No Liens or Encumbrances. The Corporation has good and marketable title to all of the property and assets, tangible and intangible, employed in the operations of its business, free of any material mortgages, security interests, pledges, easements or encumbrances of any kind whatsoever except for such property and assets as may be leased by the Corporation.

SECTION 5:  COVENANTS OF XML

     5.1 Preservation of Business. Until Closing, XML shall use its best efforts to:

          (a)  preserve intact the present business organization of XML;

          (b) maintain its property and assets in its present state of repair, order and condition, reasonable wear and tear excepted;

          (c) preserve and protect the goodwill and advantageous relationships of XML with its customers and all other persons having business dealings with XML;

          (d) preserve and maintain in force all licenses, permits, registrations, franchises, patents, trademarks, tradenames, trade secrets, service marks, copyrights, bonds and other similar rights of XML; and

          (e) comply with all laws applicable to the conduct of its business.

     5.2 Ordinary Course. XML shall conduct its business only in the usual, regular and ordinary course, in substantially the same manner as previously, and shall not make any substantial change to its methods of management or operation in respect of such business or property. Without limiting the foregoing, XML shall not, with respect to XML:

          (a) sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber, any of its property or assets, other than in the ordinary course of business;

          (b) incur any obligation (contingent or otherwise) or purchase, acquire, transfer, or convey, any material assets or property or enter into any contract or commitment, except in the ordinary course of business;

          (c) discuss, solicit negotiate, enter into an agreement concerning any merger, consolidation or sale of all or substantially all of its assets except as contemplated by this Agreement.

     5.3 Negative Covenants. Except as disclosed in Exhibits to this Agreement, from the date hereof until the Closing date, unless and until ICF otherwise consents in writing, XML will not (a) change or alter the physical contents or character of the inventories of its business, so as to materially affect the nature of XML's business or materially and adversely change the total dollar valuation of such inventories from that reflected on the financial statements referred to in Section 4.4 other than in the ordinary course of business; (b) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (c) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any assets, tangible or intangible, other than the lien of current property taxes not due and payable; (d) sell, assign or transfer any of its assets or cancel any debts or claims, other than in the ordinary course of business; (e) waive any right of any substantial value; (f) declare or make any payment or distribution to Shareholders or issue, purchase or redeem any shares of its capital stock or other equity securities or issue or sell any rights to acquire the same; (g) grant any increase in the salary or other compensation of any of its directors, officers, or employees or make any increase in any benefits to which such employees might be entitled; (h) institute any bonus, benefit, profit sharing, stock option, pension, retirement plan or similar arrangement, or make any changes in any such plans or arrangements presently existing; or
(i) enter into any transactions or series of transactions other than in the ordinary course of business.

     5.4 Access to Books and Records, Premises, etc. From the date of this Agreement through the Closing date, XML will grant ICF and its authorized representatives access to its books and records, premises, products, employees and customers and other parties with whom it has contractual relations during reasonable business hours and in a manner not to disrupt or interfere with XML's business relationships for purposes of enabling ICF to fully investigate the business of XML. XML will also deliver copies of its monthly statements of operations and financial condition for the period subsequent to the latest financial statements to ICF as soon as such statements are available.

     5.4 Compensation. XML shall not enter into or agree to enter into any employment contract or agreement for consulting, professional, or other services which will adversely and materially affect the operation of XML prior to the Closing Date.

SECTION 6:  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     Shareholders severally represent and warrant to ICF that, as of the date of this Agreement, and as of the date of Closing, the following are true and accurate:

     6.1 Share Ownership. Each Shareholder owns the number of shares of the common stock of XML, a Nevada corporation, set forth in Section 2.1 hereof, which shares are fully paid, nonassessable and will be transferred and assigned to ICF free and clear of any claims, liens, and encumbrances or other restrictions which would in any way impair their right to effectively sell or transfer such shares.

     6.2 Rights Ownership. Each Shareholder is the beneficial owner of the equity rights, including, but not limited to, options, warrants, puts and the like, in XML, as are set forth on Exhibit 6.2 hereto. The rights set forth on Exhibit 6.2 are owned by Shareholders and will be assigned to ICF free and clear of any claims, liens, and encumbrances or other restrictions which would in any way impair the entitlements represented thereby.

     6.3 Restriction on Future Transfer. There are no restrictions on the transferability of the shares of XML common stock being transferred to ICF imposed by or pursuant to the company's Articles of Incorporation, Bylaws or by any other agreements to which Shareholders or XML are a party, except for restrictions imposed by or on account of federal and state securities laws.

     6.4 Unregistered Stock. Shareholders represent that they understand that the ICF Common Stock has not been registered for sale under federal or state securities laws and that said securities are being issued to Shareholders pursuant to a claimed exemption from the registration requirements of such laws. Shareholders understand that in order to maintain such exemption it must be acquiring the stock with no view to making a public distribution of said securities, and the representations and warranties contained in this Section 6 are given with the intention that ICF may rely thereon for purposes of claiming such exemption; and that they understand that they must bear the economic risk of their investment in the ICF Common Stock for a substantial period of time, because the ICF Common Stock has not been registered under the federal or state securities laws, and, cannot be sold unless subsequently registered under such laws or unless an exemption from such registration is available.

     6.5 Stock Acquired for Investment; Limitations on Dispositions. Each Shareholder represents that he is acquiring the ICF Common Stock for its own account and for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended. Shareholders agree that the stock will not be offered for sale, sold or otherwise transferred for value and that no transfer thereof will be made by it unless (a) a registration statement with respect thereto has become effective under the Securities Act of 1933, as amended, or (b) there is presented to ICF an opinion of counsel for Shareholders reasonably satisfactory to ICF that such registration is not required, or (c) there is presented to ICF a letter from the Securities and Exchange Commission (said Commission having been informed of all relevant circumstances) to the effect that in the event the stock is transferred by Shareholders without such registration, the Commission or the staff will not recommend any action. Shareholders further agrees that the stock will not be offered for sale, sold or otherwise transferred unless, in the opinion of legal counsel for ICF, such sale or disposition does not, and will not, violate any provisions of any other federal or state securities law or regulation. Shareholders consents that any transfer agent of ICF may be instructed not to transfer any of the stock unless it receives satisfactory evidence of compliance with the foregoing provisions and that there may be endorsed upon any certificates (or instruments issued in substitution therefor), ICF's regular legend regarding the sale of restricted securities.

SECTION 7:  REPRESENTATIONS AND WARRANTIES OF ICF

     7.1 Organization and Standing. ICF is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

     7.2 Subsidiaries, etc. The Corporation does not have any direct or indirect ownership interest in any corporation, partnership, joint venture, association or other business enterprise.

     7.3 Qualification. The Corporation is not qualified to engage in business as a foreign corporation in any state other than Colorado and Florida and there is no other jurisdiction wherein the character of the properties presently owned by the Corporation or the nature of the activities presently conducted by the Corporation makes necessary the qualification, licensing or domestication of the Corporation as a foreign corporation.

     7.4 Financial Statements. The following statements will be attached to this Agreement within ten (10) days of the date hereof Exhibit 7.4:

          (a) Audited financial statements of the Corporation accompanied by a report of its independent certified public accountants containing audited balance sheets of ICF as December 31, 1998, together with statements of operations for ICF from inception to and including December 31, 1998;

          (b) Unaudited financial statements of the corporation containing balance sheets and statements of operations for ICF covering the period from the end of the period covered by the most recent audited financial statements of the corporation through June 30, 1999.

          To the Best Knowledge of ICF, such financial statements, together with and subject to the disclosures and notes thereto, (i) are in accordance with the books and records of the Corporation; (ii) present fairly and accurately the financial condition of the Corporation; as of the dates of the balance sheets; (iii) present fairly and accurately the results of operations for the periods covered by such statements; (iv) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; (v) include all adjustments (consisting of only normal recurring accruals) which are necessary for a fair presentation of the financial condition of the Corporation, and of the results of operations of the Corporation for the periods covered by such statements; and (vi) fully comply with all requirements of Regulation SB and all applicable securities laws.

          As of the date hereof, and as of Closing, the Corporation does not have any liabilities or payables (absolute or contingent, known or unknown) except for liabilities or payables set forth on ICF's financial statements or otherwise disclosed in writing to ICF, or except for liabilities and payables incurred in the ordinary course of business.

     7.5 Capitalization of the Corporation. The authorized capital stock of the Corporation consists entirely of 500,000,000 shares common stock having a par value of $.0001 per share, and 100,000,000 shares of preferred stock having a par value of $.01 per share. As of the date of this Agreement, 5,000,000 shares of common stock are issued and outstanding. There are no other equity securities of the Corporation authorized, issued or outstanding, and there are no authorized, issued or outstanding subscriptions, options, warrants, contracts, calls, commitments or other purchase rights of any nature or character relating to any of the Corporation's capital stock, equity securities, debt or other securities convertible into stock or equity securities of the Corporation.

     7.6 No Defaults. Each of the leases, contracts, agreements and insurance policies to which ICF is a party is in full force and effect as of the date hereof with no material defaults existing thereunder.

     7.7 Taxes. The Corporation has filed (or has obtained extensions for filing) all income, excise, sales, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof by the United States of America, any state or other political subdivision thereof or any foreign country and has paid all Taxes or assessments relating to the time periods covered by such returns or reports. The amounts set up as provisions for Taxes in the Latest Financial Statements are sufficient for the payment of all unpaid federal, foreign, state or local Taxes of the Corporation accrued for or applicable to all periods ended on or prior to the date of this Agreement, or which may subsequently be determined to be owing by the Corporation with respect to all periods ending on or prior to the Closing date, subject to normal year-end adjustments, which will not be material. There are no present disputes as to Taxes of any nature payable by the Corporation.

     7.8 No Actions, Proceedings, etc. There is no action or proceeding (whether or not purportedly on behalf of the Corporation) pending or threatened by or against the Corporation, nor does there exist any basis therefor, which might result in any material adverse change in the condition, financial or otherwise, of the Corporation's business or assets. No order, writ or injunction or decree has been issued by, or requested of any court or governmental agency which does nor may result in any material adverse change in the Corporation's assets or properties or in the financial condition or the business of the Corporation. The Corporation is not liable for damages to any employee or former employee as a result of any violation of any state, federal or foreign laws directly or indirectly relating to such employee or former employee.

     7.9 Post Balance Sheet Changes. Since the date of the latest financial statements through the date of this Agreement, the Corporation has not without the prior written consent of XML and the Shareholders, (a) issued, bought, redeemed or entered into any agreements, commitments or obligations to sell, buy or redeem any shares of its capital stock; (b) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities incurred in the ordinary course of business;
(d) mortgaged, pledged or subjected to lien charges, or other encumbrance any of its assets, other than the lien of current or real property taxes not yet due and payable; (e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets or its business; (g) made or suffered any amendment or termination of any material contract or any agreement which adversely affects its business; (h) received notice or had knowledge of any labor trouble other than routine grievance matters, none of which is material; (i) increased the salaries or other compensation of any of its directors, officers or employees or made any increase in other benefits to which employees may be entitled; (j) sold, transferred or otherwise disposed of any of its assets, other than in the ordinary course of business; (k) declared or made any distribution or payments to any of its Shareholders, officers or employees, other than wages and salaries made to employees in the ordinary course of business; (l) revalued any of its assets; or (m) entered into any transactions not in the ordinary course of business.

     7.10 No Breaches. The Corporation is not in violation of, and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Corporation is a party or by which its assets are bound; nor will the consummation of the transactions contemplated hereby cause ICF to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Corporation is, was or may be bound or to which any of the Corporations assets are subject.

     7.11 Corporate Acts and Proceedings. This Agreement has been duly authorized by all necessary corporate action on behalf of ICF, has been duly executed and delivered by authorized officers of ICF, and is a valid and binding Agreement on the part of ICF that is enforceable against ICF in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies. All corporate action necessary to issue and deliver to the Shareholders the common shares (as described in Section 2.1) has been taken by ICF.

     7.12 Labor Matters. There are no strikes, slowdowns, stoppages, organizational efforts, discrimination charges or other labor disputes pending or, to the knowledge of ICF or any of its agent or employees, threatened against ICF.

     7.13 Compliance with Reporting Requirements. ICF represents, warrants and agrees that, as of the date of Closing, ICF has filed all forms, reports and documents with the Securities and Exchange Commission (the "Commission") required to be filed by it pursuant to the Securities Act and the Exchange Act, including, without limitation, all reporting requirements of Section 13(a) of the Exchange Act. The reports filed with the Commission, to ICF's Best Knowledge, did not contain, as of their respective dates, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 8:  COVENANTS OF ICF

     8.1 Preservation of Business. Until Closing, ICF shall use its best efforts to :

          (a)  preserve intact the present business organization of ICF;

          (b) maintain its property and assets in its present state of repair, order and condition, reasonable wear and tear excepted;

          (c) preserve and protect the goodwill and advantageous relationships of ICF with its customers and all other persons having business dealings with ICF;

          (d) preserve and maintain in force all licenses, permits, registrations, franchises, patents, trademarks, tradenames, trade secrets, service marks, copyrights, bonds and other similar rights of ICF; and

          (e) comply with all laws applicable to the conduct of its business.

     8.2 Ordinary Course. ICF shall not, without the prior written consent of XML or the Shareholders:

          (a) sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber, any of its property or assets;

          (b) incur any obligation (contingent or otherwise) or purchase, acquire, transfer, or convey, any material assets or property or enter into any contract or commitment;

          (c) discuss, solicit negotiate, enter into an agreement concerning any merger, consolidation or sale of all or substantially all of its assets except as contemplated by this Agreement.

     8.3 Negative Covenants. From the date hereof until the Closing date, unless and until XML otherwise consents in writing, ICF will not (a) change or alter the physical contents or character of the inventories of its business, so as to materially affect the nature of the Corporation's business or materially and adversely change the total dollar valuation of such inventories from that reflected on the financial statements referred to in Section 4.4 other than in the ordinary course of business; (b) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (c) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any assets, tangible or intangible, other than the lien of current property taxes not due and payable; (d) sell, assign or transfer any of its assets or cancel any debts or claims, other than in the ordinary course of business; (e) waive any right of any substantial value; (f) declare or make any payment or distribution to Shareholders or issue, purchase or redeem any shares of its capital stock or other equity securities or issue or sell any rights to acquire the same;
(g) grant any increase in the salary or other compensation of any of its directors, officers, or employees or make any increase in any benefits to which such employees might be entitled; (h) institute any bonus, benefit, profit sharing, stock option, pension, retirement plan or similar arrangement, or make any changes in any such plans or arrangements presently existing; or (i) enter into any transactions or series of transactions other than in the ordinary course of business.

     8.4 Access to Books and Records, Premises, etc. From the date of this Agreement through the Closing date, ICF will grant ICF and its authorized representatives access to its books and records, premises, products, employees and customers and other parties with whom it has contractual relations during reasonable business hours for purposes of enabling ICF to fully investigate the business of ICF. ICF will also deliver copies of its monthly statements of operations and financial condition for the period subsequent to the latest financial statements to XML as soon as such statements are available.

     8.5 Compensation. ICF shall not enter into or agree to enter into any employment contract or agreement for consulting, professional, or other services which will adversely and materially affect the operation of ICF prior to the Closing Date.

SECTION 9:  INDEMNIFICATION AND REMEDIES FOR BREACH

     9.1  Indemnification by ICF.

          (a) ICF shall defend, indemnify and hold Shareholders and XML harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

               (i) any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of ICF under this Agreement, or any misrepresentation or omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by it under this Agreement, or any noncompliance on the part of ICF with applicable law.

               (ii) any and all liabilities of ICF of any nature
                    whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent that any such liability arises from Shareholders' failure to perform or discharge, when due, Shareholders' and XML's future obligations; and

             (iii) any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to any of the foregoing.

          (b) Promptly after the receipt by Shareholders and/or XML of notice of any claim asserted by a third party that may give rise to ICF's liability to Shareholders and/or XML under this Section, Shareholders and/or XML shall give to ICF written notice of such claim, and ICF shall be entitled to participate at its own expense in the defense of any such claim. Shareholders and/or XML shall not pay, acknowledge, compromise or settle any such claim without the written consent of ICF, unless such payment, acknowledgement, compromise or settlement results in a full and complete release and discharge of ICF from any liability.

     9.2  Indemnification by Shareholders.

          (a) Shareholders shall defend, indemnify and hold ICF harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

               (i) any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of Shareholders under this Agreement, or any misrepresentation or omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by him under this Agreement.

               (ii) any and all liabilities of Shareholders of any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent that any such liability arises from ICF's failure to perform or discharge, when due, ICF's future obligations;

              (iii) any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to any of the foregoing.

          (b) Promptly after the receipt by ICF of notice of any claim asserted by a third party that may give rise to Shareholders' liability to ICF under this Section, ICF shall give to Shareholders written notice of such claim and Shareholders shall be entitled to participate at its own expense in the defense of any such claim. ICF shall not pay, acknowledge, compromise or settle any such claim without the written consent of Shareholders, unless such payment, acknowledgement, compromise or settlement results in a full and complete release and discharge of Shareholders from any liability.

     9.3  Indemnification by XML.

          (a) XML shall defend, indemnify and hold ICF harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

               (i) any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of XML under this Agreement, or any misrepresentation or omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by it under this Agreement.

               (ii) any and all liabilities of XML of any nature
                    whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent that any such liability arises from ICF's failure to perform or discharge, when due, ICF's future obligations;

             (iii) any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to any of the foregoing.

          (b) Promptly after the receipt by ICF of notice of any claim asserted by a third party that may give rise to XML's liability to ICF under this Section, ICF shall give to XML written notice of such claim and XML shall be entitled to participate at its own expense in the defense of any such claim. ICF shall not pay, acknowledge, compromise or settle any such claim without the written consent of XML, unless such payment, acknowledgement, compromise or settlement results in a full and complete release and discharge of XML from any liability.

     9.4 Additional Notice. Notwithstanding the provisions of Sections 9.1, 9.2 or 9.3 above, promptly after the receipt by any party hereto of notice of any claim asserted by a third party that may give rise to the liability of any party for which the right to indemnification may be claimed under this Section, such party shall give to each other party written notice of such claim as soon as practicable. The provisions of this Section 9.4 in addition to and not in lieu of the covenants of the parties contained in Sections 9.1, 9.2 or 9.3 above.

     9.5  Determination of Damages and Related Matters.

          (a) Upon the occurrence of any event which would give rise to a claim by ICF against, or to a right of defense and indemnity against Shareholders pursuant to this Section 9, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which Shareholders may become obligated to ICF hereunder, ICF shall give notice to Shareholders of the occurrence of such event and shall identify ICF's choice of counsel to represent such investigation, claim or proceedings, provided that the failure of ICF to give notice shall not affect the indemnification obligations of Shareholders hereunder. ICF (i) shall have the exclusive right to so defend, contest or protect against such matter utilizing the counsel of ICF's choice (who shall be reasonably acceptable to a representative of Shareholders), and (ii) without further notice may set off or apply against all amounts due Shareholders hereunder, or their affiliates, under any instrument or pursuant to any obligation other than an obligation to pay Shareholders compensation for services rendered on behalf of ICF, the full amount for which indemnification hereunder is provided. Shareholders shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of their choice.

          (b) As ICF incurs expenses for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, ICF shall forward to Shareholders notice of any sums due and owing by them pursuant to this Agreement with respect to such matter and they shall be required to pay all of the sums so due and owing to ICF by certified or bank cashier's check within ten (10) days of such notice.

          (c) Upon the occurrence of any event which would give rise to a claim by XML and/or Shareholders against, or to a right of defense and indemnity against ICF pursuant to this Section 9, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which ICF may become obligated to XML and/or Shareholders hereunder, XML and/or Shareholders shall give notice to ICF of the occurrence of such event and shall identify their choice of counsel to represent such investigation, claim or proceedings, provided that the failure of either or both of them to give notice shall not affect the indemnification obligations of ICF hereunder. XML and/or Shareholders (i) shall have the exclusive right to so defend, contest or protect against such matter utilizing the counsel of their choice (who shall be reasonably acceptable to a representative of ICF), and (ii) without further notice may set off or apply against all amounts due ICF hereunder, or their affiliates, under any instrument or pursuant to any obligation, the full amount for which indemnification hereunder is provided. ICF shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of its choice.

          (d) As XML and/or Shareholders incur expenses for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, XML and/or Shareholders shall forward to ICF notice of any sums due and owing by it pursuant to this Agreement with respect to such matter and shall be required to pay all of the sums so due and owing to XML and/or Shareholders by certified or bank cashier's check within ten (10) days of such notice.

     9.6 Remedies for Breach. In the event of any breach of any of the provisions of this Agreement, including but not limited to any breach of any covenant, warranty or representation made by any party hereto, the breaching or defaulting party shall be liable pursuant to the provisions of
9.1, 9.2 or 9.3 above.   In the event of any material breach by any party
of any provision under this Agreement, either party may file suit. Nothing contained in this Agreement shall be deemed to preclude a party to sue for or seek specific performance of the provisions of this Agreement in the appropriate circumstance.

SECTION 10:  NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     Each of the parties hereto recognizes and acknowledges that it has and will have access to certain nonpublic information of the others which shall be deemed the confidential information of the other Companies that is included in the Assets (including, but not limited to, business plans, costs, trade secrets, licenses, research projects, profits, markets, sales, customer lists, strategies, plans for future development, financial information and any other information of a similar nature) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of the Companies. Information shall not be deemed Confidential Information and afforded the protections of this
Section 10 if, on the Closing Date, such information has been (i) developed by the receiving party independently of the disclosing party, (ii) rightfully obtained without restriction by the receiving party from a third party, provided that the third party had full legal authority to possess and disclose such information, (iii) publicly available other than through the fault or negligence of the receiving party, (iv) released without restriction by the disclosing party to anyone, including the United States government, or (v) properly and lawfully known to the receiving party at the time of its disclosure, as evidenced by written documentation conclusively established to have been in the possession of the receiving party on the date of such disclosure. Each of the parties hereto agrees that it shall not disclose, and that it shall use its best efforts to prevent disclosure by any other Person of, any such confidential information to any Person for any purpose or reason whatsoever, except to authorized representatives of the Companies. Notwithstanding, a party may use and disclose any such confidential information to the extent that a party may become compelled by Legal Requirements to disclose any such information; provided, however, that such party shall use all reasonable efforts and shall have afforded the other Companies the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for any such information compelled to be disclosed. In the event of termination of this Agreement, each party shall use all reasonable efforts to cause to be delivered to the other parties, and to retain no copies of, any documents, work papers and other materials obtained by such party or on such party's behalf during the conduct of the matters provided for in this Agreement, whether so obtained before or after the execution hereof. Each of the Companies recognizes and agrees that violation of any of the agreements contained in this Section 10 will cause irreparable damage or injury to the Companies, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the Companies shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies the Companies may have against each other.

SECTION 11:  EXPENSES

     Each of the parties will pay all costs and expenses of its performance and compliance with this Agreement. Notwithstanding the foregoing, if the Agreement is not consummated by reason of a default of one of the Companies, then the expenses of each of the Companies in connection with the transaction contemplated herein shall be paid by such defaulting Company.

SECTION 12:  MISCELLANEOUS

     12.1 Attorney's Fees. In any action at law or in equity or in any arbitration proceeding, for declaratory relief or to enforce any of the provisions or rights or obligations under this Agreement, the unsuccessful party to such proceeding, shall pay the successful party or parties all statutorily recoverable costs, expenses and reasonable attorneys' fees incurred by the successful party or parties including without limitation costs, expenses, and fees on any appeals and the enforcement of any award, judgment or settlement obtained, such costs, expenses and attorneys' fees shall be included as part of the judgment. The successful party shall be that party who obtained substantially the relief or remedy sought, whether by judgment, compromise, settlement or otherwise.

     12.2 Survival and Incorporation of Representations. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery thereof, and all statements contained in any certificate or other document delivered by any party hereunder or in connection herewith shall be deemed to constitute representations and warranties made by that party to this Agreement.

     12.3 Incorporation by Reference. All appendices to this Agreement and all documents delivered pursuant to or referred to in this Agreement are herein incorporated by reference and made a part hereof.

     12.4 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to, or shall, confer any rights or remedies under, or by reason of, this Agreement, on any person other than the parties hereto and their respective and proper successors and assigns. Nor shall anything in this Agreement act to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

     12.5 Amendments and Waivers. This Agreement may not be amended, nor may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

     12.6 Waiver. No waiver of any breach of any one of the agreements, terms, conditions, or covenants of this Agreement by the parties shall be deemed to imply or constitute a waiver of any other agreement, term, condition, or covenant of this Agreement. The failure of any party to insist on strict performance of any agreement, term, condition, or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition, or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition, or covenants of this Agreement.

     12.7 Governing Law - Construction. This Agreement, and the rights and obligations of the respective parties, shall be governed by and construed in accordance with the laws of the State of Colorado, excluding conflict of law provisions which would act to apply the laws of another state. Notwithstanding the preceding sentence, it is acknowledged that each party hereto is being represented by, or has waived the right to be represented by, independent counsel. Accordingly, the parties expressly agree that no provision of this Agreement shall be construed against any party on the ground that the party or its counsel drafted the provision. Nor may any provision of this Agreement be construed against any party on the grounds that party caused the provision to be present.

     12.8 Limitation of Actions. No action may be brought by any party to this Agreement to enforce any covenant made by any party hereto or to seek damages or equitable relief arising from any claimed breach or nonperformance of a covenant, representation, warranty or other performance provided for herein unless such action is commenced within one (1) year of the date of Closing. The parties hereto agree to be bound by the aforesaid limitation of actions notwithstanding the provisions of any applicable statutory limitation of actions to the contrary.

     12.9 Notices. Any notice, communication, offer, acceptance, request, consent, reply, or advice (herein severally and collectively, for convenience, called "Notice"), in this Agreement provided or permitted to be given, served, made, or accepted by any party or person to any other party or parties, person or persons, hereunder must be in writing, addressed to the party to be notified at the address set forth below, or such other address as to which one party notifies the other in writing pursuant to the terms of this Section, and must be served by (1) telefax or other similar electronic method, or (2) depositing the same in the United States mail, certified, return receipt requested and postage paid to the party or parties, person or persons to be notified or entitled to receive same, or (3) delivering the same in person to such party.

          Notice shall be deemed to have been given immediately when sent by telefax or other electronic method and seventy-two hours after being deposited in the United States mail, or when personally delivered in the manner hereinabove described. Notice provided in any manner not specified above shall be effective only if and when received by the party or parties, person or persons to be, or provided to be notified.

          All notices, requests, demands and other communications required or permitted under this Agreement shall be addressed as set forth below:

          If ICF, to:         International Capital Funding, Inc.
                              1038 Homer Street
                              Vancouver, B.C.  V6B 2W9  CANADA
                              Attention:  Peter Shandro

          With copy to:       Clifford L. Neuman, Esq.
                              Neuman & Drennen, LLC
                              1507 Pine Street
                              Boulder, Colorado  80302

          If Shareholders of
          XML, to:            XML Global Technologies
                              1038 Homer Street
                              Vancouver, B.C.  V6B 2W9  CANADA
                              Attention: Duane Nickull

          With copy to:       Clifford L. Neuman, Esq.
                              Neuman & Drennen, LLC
                              1507 Pine Street
                              Boulder, Colorado  80302

Any party receiving a facsimile transmission shall be entitled to rely upon a facsimile transmission to the same extent as if it were an original. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

     12.10 Fax/Counterparts. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete counter set of this Agreement shall be considered an original.

     12.11 Captions. The caption and heading of various sections and paragraphs of this Agreement are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

     12.12 Severability. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

     12.13 Jurisdiction and Venue. Jurisdiction over any action, proceeding or arbitration shall be proper only if filed and maintained in Colorado and venue shall be proper therefor only in the County of Boulder, Colorado. Arbitration shall be commenced and maintained only in the City and County of Denver, Colorado.

     12.14 Good Faith Cooperation and Additional Documents. The parties shall use their best good faith efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence. Each party covenants and agrees to cooperate in good faith and to enter into and deliver such other documents and papers as the other party reasonably shall require in order to consummate the transactions contemplated hereby, provided in each instance, any such document is in form and substance approved by the parties and their respective legal counsel.

     12.15 Specific Performance.  The obligations of the parties under
Section 10 are unique. If either party should default in its obligations under said section(s), the parties each acknowledge that it would be extremely difficult and impracticable to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights and remedies, may sue in equity for injunction (mandatory or prohibitive) or specific performance (all without the need to post a bond or undertaking of any nature), and the parties each expressly waive the defense that a remedy at law in damages is adequate.

     12.16 Assignment. Neither party may directly or indirectly assign or delegate, by operation of law or otherwise, all or any portion of its/their/his rights, obligations or liabilities under this Agreement without the prior written consent of all other parties, which consent may be withheld in their respective sole and absolute discretion.

          For purposes of this Section, the term "Agreement" shall include this Agreement and the Exhibits and other documents attached hereto or described in this Section 12. This Agreement, and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, letters of intent, representations, warranties, disclosures, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting that subject matter.

     12.17 Authority to Sign. Each of the persons signing below on behalf of any party hereby represents and warrants that s/he or it is signing with full and complete authority to bind the party on whose behalf of whom s/he or it is signing, to each and every term of this Agreement.

     12.18 Execution of Documents. The parties hereto agree to execute and deliver any and all other documents necessary and convenient to effectuate the exchange of stock herein provided for, and Shareholders and XML as an inducing condition, represent that they have the authority to enter into this Agreement and to make the foregoing commitments for themselves.

     12.19 Time. Time is of the essence of this Agreement and each of its provisions.

     IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

                                   INTERNATIONAL CAPITAL FUNDING, INC.,
                                   a Colorado corporation,

ATTEST:
                                   By:
------------------------------        ----------------------------------
Secretary

                                   XML - TECHNOLOGIES, INC.,
                                   a Nevada corporation,

ATTEST:
                                   By:
------------------------------        -----------------------------------
Secretary

                                   SHAREHOLDERS OF XML - TECHNOLOGIES,
                                   INC.


                                   --------------------------------------


                                   --------------------------------------

                                EXHIBIT 4.12


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